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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Zions Bancorporation for the registration of $200,000,000 Fixed/Floating Rate Subordinated Notes due October 15, 2011, and to the incorporation by reference therein of our report dated January 24, 2001, with respect to the consolidated financial statements of Zions Bancorporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Salt Lake City, Utah
November 16, 2001